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                                                                   EXHIBIT 99.7

                            Name of Optionee:  __________

                              MANAGEMENT OPTION GRANT
                                         OF
                                   TECHWAVE INC.

     This is an option grant dated the date set forth on Schedule A hereto (hereinafter, together with this Agreement, called the "Agreement") by TechWave Inc., a Washington corporation (the "Company"), to _____________ (the "Optionee").

     1. GRANT OF OPTION. The Company hereby grants to the Optionee in lieu of salary or of any other compensation for services, the right and option (the "Option") to purchase all or any part of an aggregate number of full shares of Common Stock set forth in Schedule A on the terms and conditions set forth (i) herein and (ii) on Schedule A. The date of grant of the Option is the date set forth in Schedule A. Optionee may use the Notice of Exercise of Stock Option in the form attached when you exercise the option.

     2. NON-TRANSFERABLE. The Option shall not be transferable by the Optionee otherwise than by will or by the laws of descent and distribution, and the Option 'is exercisable, during his lifetime, only by him. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Option or any right or privilege conferred hereby, contrary to the provisions hereof, or upon the sale or levy or any attachment or similar process, the Option thereupon shall terminate and become null and void. During an Optionee's lifetime, the Option granted is personal to him and is exercisable solely by Optionee.

     3. EXERCISE OF OPTIONS. This Option shall be exercised in accordance with the following terms and conditions:

          3.1 PROCEDURE. This Option shall be exercised by delivery to the Company of written notice of the number of shares with respect to which the option is exercised.

          3.2 PAYMENT. Payment of the option price shall be made in full within 5 business days of the notice of exercise of the option and shall be in cash or bank-certified or cashier's checks, or personal check if permitted by the Board of Directors. To the extent permitted by applicable laws and regulations (including, but not limited to, federal tax and securities laws and regulations), an option may be exercised by delivery of shares of Common Stock of the Company held by the Optionee having a fair market value equal to the exercise price, such fair market value to be determined in good faith by the Board of Directors.

          3.3 FEDERAL WITHHOLDING TAX REQUIREMENTS. Upon exercise of this option, the Optionee


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shall, upon notification of the amount due and prior to or concurrently with the delivery of the certificates representing the shares, pay to the Company amounts necessary to satisfy applicable federal, state and local withholding tax requirements or shall otherwise make arrangements satisfactory to the Company for such requirements. Such arrangements may include payment of the appropriate withholding tax in shares of stock of the Company having a fair market value equal to such withholding tax, either through delivery of shares held by the Optionee or by reduction in the number of shares to be delivered to the Optionee upon exercise of such option.

     4. RIGHTS AS SHAREHOLDER. Optionee shall not have any rights as a shareholder with respect to any shares subject to this Option until the date that a stock certificate for such shares as to which Optionee has exercised this Option has been issued to Optionee. Company shall issue such certificate as expeditiously as possible.

     5.   SECURITIES REGULATION.

               (a) COMPLIANCE; CONDITION TO EXERCISE. Shares of Common Stock shall not be issued with respect to this Option unless the exercise of this Option and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall further be subject to the approval of counsel for the Company with respect to such compliance.

               (b) REPRESENTATIONS BY OPTIONEE. As a condition to the exercise of this option, the Company may require the Optionee to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares, if, in the option of counsel for the Company, such representation is required by any relevant provision of the laws referred to in Section 5(a). At the option of the Company, a stop transfer order against any shares may be placed on the official stock books and records of the Company, and two legends may be stamped on the stock certificate, one of which indicating that the shares may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided
 .(concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, and the second of which indicating that the shares may not be pledged, sold, or otherwise transferred except in compliance with, if applicable, the Company's Shareholders' Agreement. The Board of Directors may also require such other action or agreement by the optionees as may from time to time be necessary to comply with the federal and state securities laws.

     6.   OPTION ADJUSTMENTS.

          6.1 ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. The number and class of shares covered by this Option and the exercise price per share thereof (but not the total price), shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend, or any other increase or decrease in the number of shares of Common Stock of the Company without the receipt of consideration by the Company.


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          6.2  EFFECT OF CERTAIN TRANSACTIONS.  Upon a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of the Company, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for their shares of Common Stock, any option granted hereunder shall terminate, but, provided that the Optionee shall have the right immediately prior to any such merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to exercise this option in whole or in part.

          6.3 FRACTIONAL SHARES. In the event of any adjustment in the number of shares covered by any option, any fractional shares resulting from such adjustment shall be disregarded and each such option shall cover only the number of full shares resulting from such adjustment.

     7.   REPURCHASE OF STOCK.

          7.1 ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. The number and class of shares covered by this Option and the exercise price per share thereof (but not the total price), shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common stock of the Company resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend, or any other increase or decrease in the number of shares of Common Stock of the Company without the receipt of consideration by the Company.

          7.2 TERMINATION OF EMPLOYMENT. In the event of a termination of employment of the Optionee, for any reason whatsoever, the Company shall have the option for a period beginning on the date of such termination and ending ninety (90) days following the date of such termination to purchase all or any portion of this TechWave stock option at a per share purchase price equal to the greater of W the difference between (a) the per share fair market value of such TechWave stock at the date of such termination as determined by the Board of Directors of TechWave in its sole discretion and (B) $.77; and (ii) the applicable cash purchase price set forth below:

                     YEAR OF             PURCHASE PRICE
                    TERMINATION          PER OPTION SHARE
                    -----------          ----------------
                       1997                      $0.73
                       1998                      $1.23
                       1999                      $2.23
                  2000 or thereafter             $3.23

          7.3 TERMINATION OF REPURCHASE OPTION. This repurchase option shall terminate upon the earlier of the following to occur: (i) TechWave completes a public offering of its stock pursuant to an effective registration statement under the Securities Act of 1933 or (ii) TechWave becomes subject to the periodic reporting requirements under Section 1 2(g), 13 or 15(d) of the Securities & Exchange Act of 1934.

     8. RESERVATION OF STOCK. The Company covenants that during the term this Option is exercisable, the Company will reserve from its authorized and unissued Common Stock the number


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of shares of Common Stock subject to this option (as may be adjusted under the terms of the Option). The Company further covenants that all shares of Common Stock that may be issued upon the exercise of this Option and payment of the purchase price as set forth herein will be validly authorized, fully paid and nonassessable.

     9. REPLACEMENT OF OPTION. On receipt of evidence reasonably satisfactory to the Company of the loss, theft or destruction of this Option, and, if requested, upon delivery of an indemnity agreement reasonably satisfactory to the Company, the Company at its expense shall execute and deliver, in lieu of this Option, a new replacement Option.

     10. AMENDMENT. Any amendment of this Option may only occur in writing with the consent of the Company and the Optionee.

     11. NOTICES. Any notice or demand which either party may give to the other hereunder shall be in writing and shall be effective when delivered personally or sent by registered mail, postage prepaid, addressed, if to Optionee, as set forth on Schedule A and if to Company, as allows:

     TechWave Inc.
     720 Olive Way
     Suite 920
     Seattle, Washington 98101

Either party may, by notice in writing, direct that future notices or demands be sent to a different address.

     12. GOVERNING LAW. This Option shall be governed by the laws of the state of Washington.

DATED this __ day of ________, 19__.


                                        TECHWAVE, INC.

                                        By:

                                        Its


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                           ACCEPTANCE AND ACKNOWLEDGMENT


     I accept the stock option dated __________ __, 19__, granted by TechWave Inc., and understand its terms and conditions.


Dated:


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                                    OPTION GRANT

                                   TECHWAVE INC.

                                     SCHEDULE A


1.   Name and Address of Optionee:



2.   Date of grant of this option:         ____________ __, 19__

3.   This option is:                       (  ) an Incentive Stock Option, or
                                           (  ) a Nonqualified Option.

4.   Number of shares of Common Stock
     covered by this Option:               ______ shares

5.   Purchase price per share:             $0.77

6.   This Option expires five (5) years
     after the date of grant on:           ________ __, ____

7.   Fully vested upon date hereof.


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                          NOTICE OF EXERCISE OF STOCK OPTION

TO:  TECHWAVE INC.

     I hereby exercise my stock option granted by TechWave Inc. (the "Company"), subject to all the terms and provisions thereof and notify the Company of my desire to purchase _______________ shares of Common Stock of the Company at the exercise price of $.77 per share which were offered to me pursuant to said option.

     I hereby represent that the _______________ shares of Common Stock to be delivered to me pursuant to this exercise are being acquired by me for my own account, for investment and not with a view to resale or distribution.

Dated: